EXHIBIT 99.4
                                                                    ------------


June 14, 2005


Mr. Jim Cook
8 Drake Court
Wyoming, DE 19934

Re: Change in Control Stock Award

Dear Jim:

In addition to the awards of stock options and restricted stock you have just received, as a measure of our appreciation for your contributions and as an incentive to continue your employment with Playtex Products, Inc. (the "Company"), we are pleased to offer you an additional award of equity deliverable to you in the event of a "Change in Control" (as defined in the Playtex Products, Inc. Stock Award Plan) that occurs during the next two years.

     1. If a Change in Control occurs during the period between the date hereof and May 31, 2007 and you remain in the employ of the Company through the date of the Change in Control, the Company shall award to you, effective immediately prior to the Change in Control, an award (the "Award") of shares of unrestricted common stock of the Company, par value $.01 per share ("Common Stock") under the Playtex Products, Inc. Stock Award Plan, as follows:

          a. If a Change in Control occurs after the date hereof but on or prior to May 31, 2006, your Award shall be 50,000 unrestricted shares of Common Stock.

          b. If a Change in Control occurs on or after June 1, 2006,but on or prior to May 31, 2007, your Award shall be 40,000 unrestricted shares of Common Stock.

          These amounts are not cumulative, each stated amount is only for the period indicated. You will not be entitled to any Award pursuant to this letter if you are not employed by the Company through the date of the Change in Control. The Award shall be governed by the terms of the Playtex Products, Inc. Stock Award Plan.


Sincerely,



/s/ Neil P. DeFeo


NPD:elc